Exhibit 99.(e)(11)

WAIVER AGREEMENT

This WAIVER AGREEMENT (the “Agreement”), effective as of February 23, 2007, is made and entered into by and between Bairnco Corporation (the “Company”) and Luke E. Fichthorn (the “Executive”).

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Steel Partners II, L.P. (the “Purchaser”) and BZ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (the “Offeror”) pursuant to which the Purchaser and the Offeror will amend the terms of their existing tender offer (as amended and supplemented, the “Offer”);

WHEREAS, Executive is entitled to receive a one-time bonus in the amount of $13,333.40 (the “Bonus”) for any unexercised options to purchase stock of the Company, to account for a dividend which would not otherwise be payable to the Executive;

WHEREAS, the Company and the Executive are parties to an amended and restated Employment Agreement, dated as of January 22, 1990 (as amended to date, the “Employment Agreement”);

WHEREAS, the consummation of the transaction contemplated by the Offer may effect a Change of Control (as defined in the Employment Agreement) in the Company;

WHEREAS, the Employment Agreement, among other things, provides that in the event of a Change in Control or termination of Executive’s employment following a Change in Control, the Executive may be entitled to receive certain payments (the “Severance Payments”);

WHEREAS, the Employment Agreement further provides that if such Severance Payments will be subject to tax (the “Excise Tax”), under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments;

WHEREAS, the Employment Agreement further provides that any Severance Payment required to be made to Executive under the Employment Agreement shall be made, together with interest thereon (the “Interest”), promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code (such payments excluding the Interest, “the Deferral Payments”);

WHEREAS, Executive and Company wish to fix the rate at which the Interest is to be calculated; and

WHEREAS, Executive wishes to waive his right to receive the Bonus and any Gross-Up Payment related to the Interest on the Deferral Payments.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.

The Interest shall be calculated at a rate equal to 120% of the short-term Applicable Federal Rate, compounded semi-annually, in effect for the month of February 2007, as determined pursuant to section 1274(d) of the Code.

2.

Notwithstanding anything contained in the Merger Agreement, Executive hereby waives the right to receive the Bonus from the Company.

3.

Notwithstanding anything contained in the Employment Agreement, in the event that the Severance Payments would cause the Executive to be subject to the Excise Tax, then Executive hereby waives all rights to receive from the Company the portion of the Gross Up Payment that relates to the Interest on the Deferral Payments.

4.

This Agreement shall be administered, interpreted and enforced under the internal laws of the State of New York without regard to the principles of conflicts of laws thereof.

5.

If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

6.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy of this Agreement as a fully binding original.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

BAIRNCO CORPORATION

By /s/ Lawrence C. Maingot____

Name: Lawrence C. Maingot

Title: Controller

EXECUTIVE

/s/ Luke E. Fichthorn  ________

Luke E Fichthorn

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